Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. of our report dated February 22, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Goldman Sachs BDC, Inc., which appears in this Registration Statement. We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. of our report dated February 22, 2018 relating to the senior securities table, which appears in Goldman Sachs BDC, Inc.’s Registration Statement on Form N-2, filed on April 16, 2018. We also consent to the references to us under the headings “Selected Consolidated Financial Data and Other Information”, “Senior Securities”, and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 7, 2018